Exhibit 99.1

Sono-Tek Announces Fiscal Year 2017 Results and First Quarter 2018 Guidance

(May 25, 2017 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $9,725,000 for the fiscal year ended February 28, 2017 compared to sales of $11,834,000 for the previous fiscal year, a decrease of $2,109,000 or 18%. On a positive note, the Company showed increased revenues in each subsequent quarter after a slow start in the first quarter of the fiscal year ended February 28, 2017. The current year’s sales decrease was primarily driven by lower demand for float glass line coating equipment and textile coating machinery. A continued strong US dollar and political uncertainty in several foreign markets also negatively affected sales, most significantly from Europe and Latin America. Based on current backlog, shipments, and proposals, the Company is expecting to see an increase in revenue for the first quarter of the new fiscal year (March-May 2017) compared to last year’s first quarter. The Company is targeting growth in revenue for fiscal year 2018 based on several new products and applications, as well as the anticipated improving tax and regulatory climate in the US.

The Company had net income of $96,000 or $.01 per share, compared to $548,000 or $.04 for the previous fiscal year. During fiscal 2017, the Company continued to invest resources in its new product development and associated sales and marketing efforts, despite the reduction in revenues. The Company believes that this continued investment, is the correct strategy to improve its continuing technology and market expansion opportunities.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the ongoing strength of our business, as evidenced by generating over $815,000 of additional cash and cash equivalents in a year of reduced sales and income, while also continuing our technology and market developments. Much of our cash generation and increasing balance sheet strength is attributable to the implementation of a successful LEAN manufacturing program this past year. The LEAN program focuses on creating significant reductions in our inventory levels, which in turn led to the improvement in our cash position.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including the recently improved US tax and regulatory climate; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; continued investment in the development and marketing of new products and the timely deployment and market acceptance of such products; adequacy of financing; capacity additions; the ability to enforce patents; the continued successful implementation of our Lean manufacturing program; and maintenance of order backlog, consummation of order proposals, and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Selected Financial Data

	Quarter Ended		Fiscal Year Ended
	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016

Net Sales	$2,574,787	$2,943,703	$9,724,553	$11,833,730

Gross Profit	$1,205,879	$1,308,923	$4,493,994	$5,637,777

Operating (Loss) Income	$27,471	($751)	($148,267)	$740,291

Net Income (Loss)	$67,246	($50,205)	$95,706	$547,729

Basic Earnings Per Share	$0.00	$0.00	$0.01	$0.04

Diluted Earnings Per Share	$0.00	$0.00	$0.01	$0.04

Weighted Average Shares - Basic	14,961,076	14,948,664	14,961,076	14,943,018

Weighted Average Shares - Diluted	15,058,366	14,948,664	15,018,282	15,029,601